                                                                    Exhibit 23.5

                     LETTERHEAD OF JANNEY MONTGOMERY SCOTT

January 30, 2001

The Board of Directors
DemandStar.com Inc.
1200 Pine Island Road
Suite 600
Plantation, FL 33324

   We hereby consent to the inclusion of the Opinion of Janney Montgomery Scott LLC dated November 17, 2000 as an Appendix to the proxy statement/prospectus filed as part of the Form S-4 Registration Statement As Amended of Onvia.com Inc., and to the references to our firm as in the text of said proxy statement/prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

/s/ Janney Montgomery Scott LLC
Philadelphia, Pennsylvania